IRET ANNOUNCES CHANGE IN FISCAL YEAR-END TO DECEMBER 31

MINOT, ND, September 20, 2018 – IRET (NYSE: IRET) today announces that its Board of Trustees approved a change in IRET’s fiscal year-end from April 30 to December 31. This change will take effect as of December 31, 2018, which means that IRET will have a transitional fiscal year for the period from May 1, 2018 through December 31, 2018. Starting in 2019, IRET’s fiscal year will begin on January 1 and end on December 31 in each year.
“We believe this is a positive development for IRET and its shareholders,” said Mark O. Decker, Jr., President and CEO. “The change in fiscal year-end to December 31 will bring our financial reporting in line with our peers and should facilitate analysis and comparability of IRET for our shareholders and the investment community.”
About IRET
IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of apartment communities. As of July 31, 2018, IRET owns interests in 87 communities consisting of 13,703 apartment homes. IRET's common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRET PRC, respectively). IRET's press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.
Contact Information
Jonathan Bishop
Vice President – Finance
Phone: 701-837-7104
E-mail: IR@iret.com